Exhibit 9.1



                             VOTING TRUST AGREEMENT

                             FIRST AID SELECT, INC.


                  THIS VOTING TRUST AGREEMENT (the "Agreement") is made this 16th day of December, 1999, by and among MARTHA SIEGEL, SCOTT SIEGEL, Custodian for Joshua Siegel under the Florida Uniform Gifts to Minors Act, SCOTT SIEGEL, Custodian for Jordan Siegel under the Florida Uniform Gifts to Minors Act, ROBERT I. SUSSMAN and VAN DYNE-CROTTY, INC., an Ohio corporation (each individually a "Shareholder" and collectively the "Shareholders") and DANIEL W. CROTTY, as voting trustee (the "Voting Trustee").

                                    RECITALS

                  A. The Shareholders currently own shares of the common capital stock of FIRST AID SELECT, INC., a Florida corporation ("FASI").

                  B. The Shareholders desire to establish a voting trust with respect to such shares of FASI.

                                    AGREEMENT

                  NOW, THEREFORE, the parties agree as follows:

                  Section 1. Deposit of Common Shares. Upon execution of this Agreement the Shareholders shall deposit with the Voting Trustee a certificate or certificates representing those shares of the voting common capital stock of FASI set forth on Schedule A attached to this Agreement and made a part hereof, along with respective stock powers duly executed in blank.

                  Section 2. Additional Beneficiaries. Any future owner of shares of fully paid voting common capital stock of FASI or other voting securities of FASI may at any time become a party to this Agreement as a Shareholder with the same force and effect as though such person had originally been a party to this Agreement. Each such person shall respectively become a Shareholder by depositing with the Voting Trustee certificates for the voting shares or other securities held by such person, accompanied by a stock power duly executed in blank. All voting shares or other securities of FASI which may be deposited pursuant to this Agreement are hereinafter referred to as the "Shares."

                  Section 3. Reissuance of Certificates in Name of Voting Trustee. The Voting Trustee may at any time in the Voting Trustee's discretion cause the certificates for Shares deposited pursuant to this Agreement to be surrendered in exchange for a certificate or certificates for a like number of Shares issued in the


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name of the Voting Trustee. As holder of record of the Shares so issued, the
Voting Trustee assumes no liability as a shareholder of FASI; the Voting Trustee's interest in the Shares is that of a trustee only.

                  Section 4. Trust Certificates. The Voting Trustee shall issue to each Shareholder with respect to the certificate or certificates for Shares deposited with the Voting Trustee pursuant to this Agreement trust certificates in substantially the form attached hereto as Exhibit A ("Trust Certificates").

                  Section 5. Transfer of Trust Certificates. The Trust Certificates shall be transferable upon the books maintained by the Voting Trustee upon surrender thereof by the registered holder in person or by attorney duly authorized, in accordance with rules established for that purpose by the Voting Trustee. Until so transferred, the Voting Trustee may treat the registered holder as the owner of the Trust Certificates for all purposes. Every transferee of a Trust Certificate issued shall, by the acceptance of such Trust Certificate, become a party to this Agreement as a Shareholder with the same effect as though such person had originally been a party to this Agreement. In connection with, and as a condition of, making or permitting any transfer or delivery of Share certificates or Trust Certificates under any provision of this Agreement, the Voting Trustee may require the payment of a sum sufficient for payment or reimbursement for any stamp tax or other governmental charge in connection therewith.

                  Section 6. Delivery of Certificates for Shares. Upon termination of this Agreement in accordance with Section 14, the Voting Trustee shall deliver certificates for Shares in the amounts called for by the respective Trust Certificates held by a Shareholder so as to exchange such Trust Certificates for certificates for Shares. When the Voting Trustee has delivered certificates for Shares to the Shareholders in exchange for Trust Certificates pursuant to this Section, all further obligations or duties of the Voting Trustee under this Agreement to the holder of Trust Certificates shall terminate.

                  Section 7. Rights and Powers of Trustee. The Voting Trustee shall possess and be entitled, subject to the provisions of this Agreement, in the Voting Trustee's absolute discretion, to exclusively exercise all the rights and powers of an absolute owner of the Shares, including, but not limited to, the right to (i) receive dividends on the Shares, (ii) vote the Shares and (iii) take part in meetings of the shareholders of FASI; provided, however, that the Voting Trustee shall have no right to sell or otherwise dispose of the Shares. The Voting Trustee may in the Voting Trustee's absolute discretion vote for or against any merger, sale of substantially all of the assets of FASI or other similar transaction. It is expressly stipulated and agreed that the Shareholders shall have no such rights with respect to the Shares during the term of this Agreement.

                  Section 8. Dividends on Shares. While Shares are held in trust under this Agreement, a Shareholder shall be entitled to promptly receive a cash payment


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from the Voting Trustee in an amount equal to any cash dividend or distribution received by the Voting Trustee with respect to the Shares held pursuant to this Agreement for such Shareholder. In the case of any dividend or distribution paid other than in cash, the Voting Trustee shall deliver to a Shareholder in kind of any such dividend or distribution received by the Voting Trustee; provided, however, that if any such dividend or distribution shall be paid to and received by the Voting Trustee in fully paid voting shares of the capital stock of FASI, the Voting Trustee shall hold, subject to the terms of this Agreement, the certificates for such additional shares, which for purposes of this Agreement shall also be Shares.

                  Section 9. Purchase of New Securities. In the event that the Voting Trustee is offered or has the right to subscribe for any additional shares or other securities of FASI, then the Voting Trustee shall promptly notify such Shareholder in writing of such subscription rights; provided, however, such notice shall be given not less than 10 business days prior to the Trustee taking any action on such subscription. If the Voting Trustee receives from such Shareholder, at least 10 business days prior to the time fixed for the expiration of such subscription rights, a written direction to the Voting Trustee to exercise the subscription rights allocable to the Shares beneficially owned by such Shareholder, accompanied by sufficient funds to pay for the exercise of such subscription rights, then upon full and complete compliance by a Shareholder with all other terms and conditions of such subscription, the Voting Trustee shall make such purchase and payment for such shares or other securities. The Voting Trustee shall deliver such shares or securities to such Shareholder unless such shares or other securities are voting shares or securities, in which case the Voting Trustee shall hold, subject to the terms of this Agreement, the certificates for such shares or securities, which for purposes of this Agreement shall also be Shares.

                  In the event a Shareholder has the right to purchase any additional voting shares or securities of FASI under stock options, stock warrants or otherwise, and the Shareholder desires to exercise such option, then the Shareholder shall notify the Voting Trustee in writing of the exercise of such at least ten days prior to such exercise. Upon the exercise of such option, the Shareholders shall deliver to the Voting Trustee such voting shares or securities, in which case the Voting Trustee shall hold, subject to the terms of this Agreement, the certificates for such shares or securities, which for purposes of this Agreement shall also be Shares.

                  Section 10. Successor Voting Trustee; Resignation of Voting Trustee.

                  A. Successor Voting Trustee. If DANIEL W. CROTTY shall resign or for any other reason cease or be unable to serve as the Voting Trustee, and no successor is appointed as provided below, then KEVIN M. CROTTY shall, upon acceptance of the trust, serve as the Voting Trustee.

                  B. Special Power to Appoint Voting Trustee. The Voting Trustee shall have the right from time to time to appoint one or more individuals as successor Voting


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         Trustee. Each such appointment shall be made by delivering to the
         Shareholders (i) a written notice of such appointment and (ii) a written acceptance thereof signed by the appointee.

                  If the last named Voting Trustee as provided above shall resign or for any other reason cease or be unable to serve as the Voting Trustee, then the Board of Directors of Van Dyne-Crotty, Inc. may appoint one or more individuals, financial institutions or trust companies as successor Voting Trustee, or failing such appointment, the then senior Judge of the Probate Court of Montgomery County, Ohio shall appoint such one or more individuals, financial institutions or trust companies as successor Voting Trustee. Such successor shall, upon acceptance of the trust, serve as the Voting Trustee. The Judge appointing such successor Voting Trustee shall be acting as an individual and not in a judicial capacity.

                  C. Resignation. Any Voting Trustee may resign at any time by delivering a written notice of such resignation prior to the effective date thereof to the Shareholders and to the Board of Directors of Van Dyne-Crotty, Inc.

                  Section 11.  Restriction on Shares.

                  A. Definitions. For purposes of this Section, the following terms shall have the following meanings:

                           (1) "Permitted Transferee" means (i) a trust of which
                  a Shareholder is the grantor and the owner of the entire trust corpus thereof by virtue of the application of Sections 676 and 677 of the Internal Revenue Code of 1986, as amended ("Code"), or (ii) a member of the Shareholders family (as defined in Section 318(a)(1) of the Code), or a trust for their benefit; provided such transferee agrees to be subject to and bound by all of the terms of this Agreement as if such transferee were an original Shareholder.

                           (2) "Personal Representative" means the personal
                  representative, executor, administrator or other legal representative of a Shareholder's estate.

                           (3) "Transfer" means the gift, bequest, sale,
                  assignment, exchange, transfer, pledge of or otherwise encumbrance, whether voluntarily or by operation of law, of any Shares or Trust Certificates.

                           (4) "Transfer Notice" means a written notice to VDC
                  at least 60 days prior to such Transferring Shareholder's intent to Transfer, designating the number of Shares or Trust Certificates involved, all of the terms and conditions of the proposed Transfer and the name and address of each prospective transferee or encumbrancee.

                           (5) "Transferring Shareholder" means a Shareholder or
                  a Personal Representative of a Shareholder desiring to Transfer any of such Shareholder's Shares or Trust Certificates.

                           (6) "VDC" means Van Dyne-Crotty, Inc.


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                  B. Five Year Restriction. Anything in this Agreement to the contrary notwithstanding, during the five year period after the date of this Agreement, no Shareholder other than VDC or a Shareholder's Personal Representative may sell, assign, exchange, transfer, pledge or otherwise encumber, whether voluntarily or by operation of law, any Shares.

                  C. Restrictions on Transfer. During the term of this Agreement, other than VDC, no Shareholder or a Shareholder's Personal Representative shall Transfer any of such Shareholder's Shares or the Trust Certificates for such Shares to anyone other than VDC or a Permitted Transferee without the written consent of VDC or, in the absence of such written consent, without first providing VDC with a Transfer Notice.

                  D. Written Notice of Transfer Without Consent and Meeting. If VDC fails to provide the Transferring Shareholder the written consent required in paragraph C above within 30 days of the written request for such, then the Transferring Shareholder shall provide VDC a Transfer Notice. Within the 60 days of the Transfer Notice, a meeting of the Transferring Shareholder and VDC shall be called by VDC upon not less than 7 days' nor more than 30 days' prior written notice. Such meeting shall be held at the principal office of FASI or such other location in the State of Florida set forth in such notice.

                  E. Option to VDC. At the meeting ("Closing"), all (and not less than all) of the Transferring Shareholder's Shares or rights therein shall be offered for sale and shall be subject to an option to purchase on the part of VDC, which option shall be exercised, if at all, at the Closing.

                  F. Purchase Price. The purchase price for each Share purchased pursuant to this Section shall be at the price which is the per Share price, if any, stated in the Transfer Notice.

                  G. Payment of Price. Upon the purchase of Shares by VDC pursuant to the provisions of this Section, the purchase price for such Shares shall be paid at the election of the purchaser:

                           (i) If the purchase price is the price stated in the
                  Transfer Notice, pursuant to the terms, if any, stated in the Transfer Notice, or

                           (ii) In cash at the Closing.

                  H. Release from Restrictions. If any of the Shares of the Transferring Shareholder are not purchased by VDC in accordance with the provisions of this Section, then the Transferring Shareholder may make a bona fide transfer or encumbrance of such Shares to the party named in the Transfer Notice, with the Transfer to be made only in strict accordance with the


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         terms and conditions stated in the Transfer Notice; provided, however, that such Transfer may be made free from the restrictions of this Section only within a period of 30 days following the date of the meeting called pursuant to paragraph D above, and if not made within that time, such Shares shall thereafter be subject to all of the restrictions imposed by this Section.

                  Further, the Shares shall no longer be subject to the restrictions of this Section 12 if VDC no longer owns at least 800,000 of the Shares purchased from Scott Siegel, Robert L. Sussman and David
         L. Hoggan effective December 20,1999.

                  Section 12. Liability of Voting Trustee; Accounting. In voting or otherwise acting under this Agreement with respect to the Shares, the Voting Trustee shall exercise the Voting Trustee's best judgment, but except for the Voting Trustee's own individual willful misconduct, the Voting Trustee shall not incur any responsibility or liability by reason of any action, error of law or of anything else done or omitted to be done as the Voting Trustee. The Voting Trustee shall not be required to give any bond or other security for the discharge of the Voting Trustee's duties under this Agreement.

                  The Voting Trustee shall not be required to make any returns or render any accounting to any court while acting under this Agreement, nor to secure any orders therefrom or file any appraisals or inventories therewith, but shall, as the Voting Trustee may deem advisable, render an accounting with respect to such trust (covering the period from the date of the next preceding accounting) to the Shareholders (or to the legal guardian or other legal representative of a Shareholder if incompetent).

                  Section 13. Compensation of the Voting Trustee. The Voting Trustee shall not be compensated for the Voting Trustee's services under this Agreement. The Voting Trustee may employ legal counsel and such other assistance as the Voting Trustee may deem necessary or advisable in the performance of the Voting Trustee's duties under this Agreement. The Shareholders shall reimburse the Voting Trustee and indemnify, defend and hold the Voting Trustee harmless for and against any and all claims, expenses and liabilities incurred by or asserted against the Voting Trustee with respect to this Agreement. If any such claims, expenses or liabilities are not voluntary paid by the Shareholders, they may be deducted from dividends or other distributions to the Shareholders or may be made a charge payable as a condition to the delivery of Shares to the Shareholders upon termination of this Agreement; the Voting Trustee shall accordingly be entitled to a lien therefor upon the Shares, funds or other property in the Voting Trustee's possession.

                  Section 14. Termination of this Agreement; Amendment. This Agreement and all the rights and obligations under this Agreement shall terminate ten years from the date of this Agreement. Upon such termination, the Voting Trustee shall deliver to each Shareholder a certificate or certificates representing the Shares deposited by such Shareholder as provided in Section 6, but subject to the provisions of Section 13. This Agreement may be amended at any time by a writing which refers to this Agreement and is executed by the Shareholders and the Voting Trustee.

                  Section 15. Notice. All notices, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally,
(ii) on the third business day after being deposited in the U.S. mail, certified, postage prepaid, return receipt requested, or (iii) on the first business day after being sent by a nationally recognized overnight express courier service, to a party addressed as follows:

                  If to a Shareholder:             Martha Siegel
                                                   443 NW 115th Terrace
                                                   Coral Springs, Florida 33071

                                                   Scott Siegel, Custodian for
                                                       Joshua Siegel
                                                   443 NW 115th Terrace
                                                   Coral Springs, Florida 33071

                                                   Scott Siegel, Custodian for
                                                       Jordan Siegel
                                                   443 NW 115th Terrace
                                                   Coral Springs, Florida 33071

                                                   Robert I. Sussman
                                                   10120 Vestal Court
                                                   Coral Springs, Florida 33071

                                                   Daniel W. Crotty, President
                                                   Van Dyne-Crotty, Inc.
                                                   3233 Newmark Drive
                                                   Miamisburg, Ohio 45342

                  If to the Voting Trustee:        Daniel W. Crotty
                                                   c/o Van Dyne-Crotty, Inc.
                                                   3233 Newmark Drive
                                                   Miamisburg, Ohio 45342


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                  Any party may change the names and addresses to which such communications are to be directed by giving notice to the other party of such change in the manner provided above.

                  Section 16. Severability. Each Section, subsection and lesser provision of this Agreement constitutes a separate and distinct undertaking and covenant. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be limited by construction in scope and effect to the minimum extent necessary to render the same lawful and if such a limiting construction is not possible, such provision shall be deemed severed from this Agreement, but in any event every other provision of this Agreement shall remain in full force and effect.

                  Section 17. Specific Performance. The parties agree that damages would be an adequate remedy for a breach of the provisions of this Agreement and that this Agreement may be enforced by injunctive or other equitable relief.

                  Section 18. Successors. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the successors, assigns and legal representatives of the parties, including, without limitation, any assignee of the interest of a Shareholder in Shares.

                  Section 19. Complete Agreement. This Agreement sets forth the entire understanding of the parties concerning the subject matter of this Agreement and supersedes all prior contracts, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties relating to the subject matter of this Agreement.

                  Section 20. Captions. The captions in this Agreement are intended solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

                  Section 21. Governing Law. This Agreement shall be construed in accordance with, and the legal relations between the parties shall be governed by, the laws of the State of Ohio as applicable to agreements executed and fully performed in the State of Ohio.

                  IN WITNESS WHEREOF, the Shareholders and the Voting Trustee have executed this Agreement as of the day and year first above written.


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"Shareholders"                                  "Voting Trustee"


-------------------------------                 ------------------------------
Martha Siegel                                   Daniel W. Crotty


-------------------------------
Scott Siegel, Custodian for
Joshua Siegel under the Florida
Uniform Gifts to Minors Act


-------------------------------
Scott Siegel, Custodian for
Jordon Siegel under the Florida
Uniform Gifts to Minors Act


-------------------------------
Robert I. Sussman


VAN DYNE-CROTTY, INC.


By ____________________________
   Daniel W. Crotty, President






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                                    EXHIBIT A

                                TRUST CERTIFICATE


No. _______  _________ Shares


         The undersigned, the Voting Trustee under a Voting Trust Agreement dated _______________, 1999 (the "Agreement"), having received ______________
(____) shares of the voting common stock of FIRST AID SELECT, INC., a Florida corporation ("FASI"), hereby certifies that _______________________________
("Holder") will be entitled to receive a certificate for such number of shares of FASI upon the termination of the Agreement, and in the interval shall, subject to the terms of the Agreement, be entitled to receive payments equal to the cash dividends or distributions, if any, that may be received by the Voting Trustee upon such number of shares held by the Voting Trustee under the Agreement.

         This certificate is transferable only upon the books of the Voting Trustee by the Holder or his or her duly authorized attorney, and the Holder, by accepting this certificate, agrees that the undersigned Voting Trustee may treat the Holder as the true owner for all purposes, except the delivery of share certificates, which delivery will be made only upon the surrender in accordance with the terms of the Agreement.

         Every transferee of this certificate (other than FASI), by acceptance of this certificate, shall become a party to such Agreement as a Shareholder with like effect as though an original party the Agreement.

         The securities represented by this certificate have not been registered under the Securities Act of 1933 or the securities laws of any state, and may not be sold, hypothecated, assigned or otherwise transferred other than pursuant to an appropriate and effective registration statement, unless the Voting Trustee has received an opinion of counsel reasonably satisfactory to the Voting Trustee that such sale or other disposition may be effected without such registration.

         IN WITNESS WHEREOF, the Voting Trustee has executed this certificate, this ____ day of _______________, 1999.


                                                 -------------------------------
                                                 Voting Trustee